Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Registration Nos. 333-128438, 333-88358 and 333-133863) and Forms S-8 (Registration Nos. 333-106977 and 333-115175) of West Pharmaceutical Services, Inc. of our report dated February 26, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA

February 26, 2007